Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-09305, 333-53746, 333-89707, 333-104788, and 333-116660 of Pegasystems Inc. on Form S-8 of our reports dated March 3, 2006, relating to the financial statements of Pegasystems Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Pegasystems Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 7, 2006